Exhibit 5.1

November 8, 2016
Board of Directors
Magellan Petroleum Corporation
1775 Sherman Street, Suite 1950
Denver, Colorado 80203

RE:	Magellan Petroleum Corporation, Registration Statement on Form S-4
(Registration No. 333-213923)
Ladies and Gentlemen:
We have acted as counsel to Magellan Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering of up to 160,720,300 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of August 2, 2016 (the “Merger Agreement”), by and among the Company, Tellurian Investments, Inc., a Delaware corporation, and River Merger Sub, Inc., a Delaware corporation.
In rendering the following opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true copies, of the following:

A.	The Certificate of Incorporation of the Company, as amended to date;

B.	The Bylaws of the Company, as amended to date;

C.	The Registration Statement, including the Merger Agreement attached as Exhibit A to the Joint Proxy Statement/Prospectus included therein; and

D.	The resolutions of the board of directors of the Company authorizing the execution of the Merger Agreement and the issuance of the Shares contemplated thereby.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company, without independently verifying the accuracy of such documents, records, and instruments.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued by the Company in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.
The opinions expressed herein are limited to the Delaware General Corporation Law.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,
/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP